UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2006

SKYE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-27549 (Commission File Number)	88-0362112 (IRS Employer Identification No.)

7150 West Erie Street, Chandler, Arizona 85226

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (480) 889-9999

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As of February 14, 2006, William Papazian and Gregg Johnson were appointed to serve as directors of Skye. On the same date William Papazian was elected as Chairman of the Board of Directors.

William Papazian has been practicing law since 1986, specifically in the areas of corporate securities, regulatory and transactional work. In addition, since 2001, he has been the President, Chief Executive Officer and General Counsel of Spinelli Corporation, a privately-held litigation support and investigative firm located in Scottsdale, Arizona. Prior to that, he spent seven years as a Board Director, Executive Vice President and General Counsel of a public company that developed and managed projects in the hospitality and gaming sectors. Mr. Papazian received his Juris Doctor degree from McGeorge School of Law, University of Pacific in 1986 and his Bachelor of Arts degree from New York University in 1983. He has been backgrounded and licensed by several federal and state regulatory agencies.

Gregg Johnson is the President of Summit Capital Corp. and has been involved since 1995 in providing business consultancy services to early stage and developmental stage companies. During such time he was an officer and director of many public companies, including acting as the executive vice president and later president and chief operating officer of VHQ Entertainment Inc., a Canadian publicly-held company, from December 1997 to April 2002. Mr. Johnson received his law degree in 1988 from Osgoode Hall Law School of York University in Toronto, Canada, and was admitted as a lawyer in Alberta, Canada, in 1989. Mr. Johnson was also a county councilor and Reeve for Red Deer County, in Alberta, Canada between October 1998 and October 2002. Mr. Johnson is a Commissioner of the Alberta Appeals Commission following his appointment in October, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE INTERNATIONAL, INC.
February 23, 2006	By: /s/ Gregg C. Johnson Gregg C. Johnson, Secretary

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